Exhibit 99.1

Company Contact:	Investor Relations Contacts:
Delcath Systems, Inc.	Lippert/Heilshorn & Associates, Inc.
Richard Taney	Anne Marie Fields
(212) 489-2100	(afields@lhai.com)
www.delcath.com	(212) 838-3777
Bruce Voss (bvoss@lhai.com)
(310) 691-7100
www.lhai.com

DELCATH VOLUNTARILY DEFERS ACCRUAL IN CLINICAL TRIALS

Management to Host Conference Call Today at 10:00 a.m. Eastern Time

NEW YORK (October 23, 2007) – Delcath Systems, Inc. (Nasdaq: DCTH) announced today that it received a letter late yesterday from the U.S. Food and Drug Administration (FDA) recommending that the Company temporarily suspend enrollment in the Phase III and Phase II trials of the Delcath System, and submit an analysis of adverse events in anticipation of a meeting with the Agency to discuss certain gastrointestinal (GI) safety concerns. The recommendation was issued by the Agency following reports of GI events submitted by the Company to the FDA that may have been related to the infusion of melphalan. Delcath plans to submit to the FDA its analysis of these adverse events and their relation to the Delcath System within the next fifteen days.

Delcath had previously reported four serious adverse events, two of which resulted in deaths, to the FDA and the National Cancer Institute (NCI) Institutional Review Board (IRB) as well as to the Data Safety Monitoring Board (DSMB) for the Phase III trial. Delcath worked with the Principal Investigator to amend the protocols to prevent future adverse events and those changes were approved by the NCI IRB and implemented into the trials.

Delcath plans to meet with the FDA to address the issues raised by the Agency and to present changes that have already been made to the trial protocols that the Company believes will remedy the Agency’s safety concerns. In addition, Delcath will present the Agency with current data from the clinical trials that will allow for the analysis of the clinical benefits of the Delcath System. It is hoped that the FDA will agree that the changes that have already been implemented in the protocol will mitigate, and possibly eliminate, the incidence of these GI events. Until then, the Company will voluntarily defer accrual of new patients in the Phase III and Phase II trials. The Company anticipates that patients currently enrolled in the trials will continue to receive their treatments under the approved protocols.

Richard L. Taney, President and Chief Executive Officer of Delcath, commented, “We are prepared to meet with the FDA as soon as possible, and will present a thorough analysis of these GI episodes. We will update our investors promptly on resolution of this issue.”

Conference Call

Delcath management will host an investment conference call beginning at 10:00 a.m. Eastern Time today, Tuesday, October 23, 2007 to discuss these developments and to answer questions. To participate, please dial (888) 301-2290 from the U.S. or (706) 679-2025 from outside the U.S.

About Delcath Systems, Inc.

Delcath Systems is the developer of percutaneous perfusion technology for organ- or region-specific delivery of therapeutic and chemotherapeutic agents. The Delcath System is currently being tested with the drug Melphalan in a Phase III trial of patients with metastatic ocular and cutaneous melanoma in the liver, and a Phase II trial of patients with primary liver cancers and metastatic tumors in the liver from neuroendocrine cancers and adenocarcinomas, as well as patients with melanoma who previously received isolated perfusion. The Company's intellectual property portfolio currently consists of 18 patents on a worldwide basis including the U.S., Europe, Asia and Canada. For more information, please visit the Company's website www.delcath.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

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